Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St.Peters, Missouri 63376 USA Phone:636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release

MEMC PROVIDES FIRST QUARTER UPDATE

St. Peters, MO, April 3, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today provided an update to its first quarter financial targets.

The company reported that during the first quarter it experienced accelerated buildup of chemical deposits inside the new expansion unit (“Unit 3”) at its Pasadena, Texas facility. These buildups occurred multiple times, and each instance required downtime of several days for premature maintenance to clean and re-stabilize the unit. The company also delayed the remaining maintenance (from the prior quarter) on the existing units (“Unit 1” and “Unit 2”) waiting for Unit 3 to stabilize, but eventually had to perform the maintenance on Unit 2. The combination of these items caused the utilization of the Pasadena facility to be approximately 20% lower than the fourth quarter, resulted in much lower than anticipated output, and caused the company to not achieve the financial targets for the first quarter as disclosed on January 24, 2008.

The company now anticipates revenue for the first quarter will be approximately $500 million with gross margin of approximately 52% and operating expenses of approximately $42 million. This compares to the company’s previously announced targets of $560 million in revenue with gross margin of approximately 54.8% and operating expenses of approximately $42 million.

MEMC’s first quarter 2008 conference call is scheduled for April 24, 2008, at which time the company will discuss final financial results for the first quarter and provide financial targets for the second quarter.

“It is unfortunate that issues with our new unit prevented us from taking advantage of available market opportunities; however we were able to limit the impact to approximately 10% of our targeted revenue in spite of the utilization being 20% lower than fourth quarter levels,” stated Nabeel Gareeb, MEMC’s President and Chief Executive Officer. “Although our anticipated revenue is between the levels of the 2007 third and fourth quarters, we are pleased that our cost reductions and product mix enabled us to keep margins between the third and fourth quarter levels as well, in spite of sequential price reductions in the mid-to-high single digit percentage range and a significant reduction in spot polysilicon sales volume compared to the fourth quarter. The reduction in spot polysilicon sales was intended to minimize disruptions to our wafer customers.”

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MEMC ELECTRONIC MATERIALS

“As of today, we believe we have implemented actions to prevent a recurrence of the accelerated buildup, the new unit is ramping and the overdue maintenance on the existing unit is underway and on track to be completed in the coming week. We look forward to recovering our production rates and utilization in the second quarter, which should enable our revenues and margins to improve significantly during the second quarter. In addition, our next phase of expansion (to 8,000MT) is proceeding better than previously communicated. This should allow us the opportunity to recover most of this revenue in the second half of the year, but we will have greater visibility and be in a position to provide more specific guidance at our semi-annual update in July 2008,” concluded Gareeb.

Conference Call

MEMC will host a conference call today, April 3, 2008, at 9:00 a.m. ET to answer any questions. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from approximately 11:00 a.m. ET on April 3, 2008, until 4:00 p.m. ET on April 10, 2008. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 918253. A replay will also be available until 11:59 p.m. ET on April 10, 2008 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including that the company now anticipates that revenue for the first quarter of 2008 will be approximately $500 million, with gross margin of approximately 52% and operating expenses of approximately $42 million; that maintenance on one of the existing units will be completed in the coming week; that we can recover our production rates and utilization in the second quarter, which should enable our revenues and margins to improve significantly during the second quarter; and that our next phase of expansion should allow us the opportunity to recover most of the revenue in the second half of the year. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; interruption of production; delays in capacity expansion; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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